EXHIBIT 99.1

INTCOMEX COMMENCES REGISTERED EXCHANGE OFFER

FOR ITS OUTSTANDING 11 3/4% SECOND PRIORITY

SENIOR SECURED NOTES DUE 2011

Miami, November 15, 2006: Intcomex, Inc. today announces the commencement of an exchange offer for all of its outstanding 11 3/4% Second Priority Senior Secured Notes due 2011, which are not registered under the Securities Act of 1933 (“Initial Notes”), for an equal principal amount of its 11 3/4% Second Priority Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933 (“New Notes”).

The New Notes are substantially identical to the Initial Notes, except that the New Notes have been registered under the Securities Act of 1933 and will not bear any legend restricting their transfer.

Intcomex will accept for exchange any Initial Notes validly tendered and not withdrawn prior to the expiration of the exchange offer at 5:00 p.m. (EDT) on Thursday, December 14, 2006, unless the exchange offer is extended or terminated.

The terms of the exchange offer and other information relating to Intcomex are set forth in a prospectus dated November 15, 2006. Copies of the prospectus and the related letter of transmittal may be obtained from the Bank of New York, which is serving as the exchange agent for the exchange offer. The Bank of New York’s address, telephone and facsimile number are as follows:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street, 7E

New York, New York 10286

Telephone: (212) 815-5098

Facsimile: (212) 298-1915

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The exchange offer is being made only pursuant to the prospectus dated November 15, 2006 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Intcomex

Intcomex is a United States-based value-added distributor of information technology (“IT”) products to Latin America and the Caribbean. Intcomex distributes computer components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to customers in 45 countries.